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News Release

                                                                 [WILLIAMS LOGO]
NYSE:WCG

Date:    July 27, 2000


Contact: Gil Broyles                        Patricia Kraft
         Williams Communications (media)    Williams Communications (investors)
         (918) 573-4740                     (918) 573-0649
         gil.broyles@williams.com           patricia.kraft@williams.com



            WILLIAMS COMMUNICATIONS ANNOUNCES SECOND QUARTER RESULTS
             Network Revenue Increased 20 Percent over First Quarter

         TULSA, Okla. - Williams Communications Group, Inc. (NYSE:WCG) today reported unaudited second-quarter revenues of $515.1 million, including Network revenue of $145.6 million. Excluding revenues from dark fiber transactions accounted for as sales-type leases, Network revenue increased 20 percent versus the first quarter of 2000, reflecting continued growth in sales of network capacity.

         The company reported a net loss for the second quarter of $3.9 million, or a penny per share. Included in that amount is a pre-tax gain of $214.7 million (before a deferred tax expense impact of $82.1 million), or 29 cents per share after tax, resulting from the conversion of the company's ownership in Concentric Network Corporation into shares of common stock of NEXTLINK Communications, Inc. pursuant to a merger of those companies completed in the second quarter. This non-cash gain is excluded from the company's reported EBITDA loss of $33.6 million.

         "We have continued to see dramatic ramp-up in the overall industry demand for bandwidth. Coupled with approval for SBC Communications, our alliance partner, to enter the Texas long-distance market, we expect to see continued growth in network traffic in the third and fourth quarters," said Howard Janzen, president and chief executive officer of Williams Communications. "At the same time, as our domestic long-haul network nears completion, we are creating a world-class service delivery capability to leverage our award-winning infrastructure."

OPERATING HIGHLIGHTS FOR THE SECOND QUARTER

         Williams Communications is in the final stages of completing its domestic long-haul network, not only installing more than 1,300 route miles during the quarter but also continuing to keep pace with the

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PAGE 2 OF 4/WILLIAMS COMMUNICATIONS REPORTS SECOND QUARTER RESULTS

rapid construction schedule by expanding the amount of fiber which is lit and fully operational. The network extends more than 28,000 miles, with 26,000 miles lit, making it the largest next-generation network in the United States. It is expected to reach 33,000 miles and 125 major cities at the end of 2000. By the end of the quarter, the company had 1.3 million square feet of data center space, with plans to complete a total of 2 million square feet by year-end.

         Supporting the development of value-added broadband products and services, Williams Communications' board of directors approved a plan to build dedicated data centers, expand its network colocation facilities and scale up its Internet Protocol (IP) network. Williams Communications has established a separate Internet services group within its network business unit to leverage Williams' fiber network to create a next-generation IP core network.

         Williams Communications expanded its string of successes with both traditional and new categories of customers by signing long-term deals representing about $2.6 billion in new long-term revenue commitments since the first of the year. Agreements were announced during the second quarter with KDD America, Intel(R) Internet Media Services, Time Warner Telecom, CTC Communications, Cogent Communications and Infonet. Overall, the company increased its customer base by 26 percent in the second quarter.

         A decision by the Federal Communications Commission announced at the end of the second quarter allowing SBC Communications to sell long-distance service in Texas sent new traffic moving across the Williams network. In the first two weeks after SBC rolled out its service, it had signed up more than 300,000 customer lines and Williams, as SBC's preferred long-distance provider, had carried more than 6 million minutes of traffic. Also announced in the second quarter, Williams will provide SBC with transport services in six major metropolitan markets, with colocation in two of those markets, to support SBC's plan to extend services to markets outside its traditional wireline region.

         Williams Communications made significant progress on its previously announced local access initiative, completing builds in seven cities, including Boston, Chicago, Dallas, New York, Philadelphia, San Francisco and Washington, D.C. This initiative will enable the company to attract new customers as well as continue to improve provisioning performance.

         Leveraging its domestic long-haul network, Williams continued to develop new international capabilities during the second quarter. Williams purchased SBC's interests in two undersea communications cables between the United States and China and Japan. In South America, Williams is

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PAGE 3 OF 4/WILLIAMS COMMUNICATIONS REPORTS SECOND QUARTER RESULTS

participating in the construction of a major broadband fiber-optic network linking Argentina and Chile. Williams also acquired significant capacity on the Southern Cross Cable Network, an undersea fiber-optic cable linking Australia and New Zealand with Hawaii and the West Coast of the United States.

         "In a very short time, we have amassed the global infrastructure that our carrier customers need to support their multi-national clients," Janzen said. "Increasing our international connectivity gives us access to a broader set of customers, including KDD America, with whom we signed a five-year agreement in the second quarter."

         Earning its third consecutive SuperComm award for innovative network architecture, Williams further solidified its position as a leader among next-generation networks. The company also continued its field trials and deployment of optical networking gear during the quarter, including successful trials of Corvis equipment.

         "Williams has established its leadership in working with innovative companies that develop technologies that will transform the telecommunications industry," said Matthew Bross, chief technology officer of Williams Communications.

FINANCIAL HIGHLIGHTS FOR THE SECOND QUARTER

         Unaudited revenues from the Network unit of $145.6 million increased $15.3 million versus the first quarter of 2000, as increased sales of Network capacity were partially offset by lower revenues from dark fiber transactions accounted for as sales-type leases. Excluding revenue from these dark fiber transactions, Network revenue increased 20 percent.

         Network EBITDA for the quarter was a loss of $10.6 million compared to a loss of $23.5 million in the first quarter. The improvement in EBITDA was due primarily to higher gross margins ($11.6 million) generated by an expanding customer base. Network EBITDA for the quarter included $41.4 million of cash gains associated with sales of technology investments compared to $31.5 million in the first quarter. The increased gains reflected in EBITDA were partially offset by higher selling, general and administrative expenses.

         The Broadband Media unit reported second-quarter results comparable to first-quarter results. Second-quarter unaudited revenue and EBITDA were $41.8 million and $1.0 million respectively, compared to revenue and EBITDA in the first quarter of $40.9 million and $1.1 million.

         The Solutions unit reported unaudited revenue of $339.3 million compared to first-quarter revenue of $373.2 million. The reduction in revenues reflects the status and timing of jobs closed in the

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PAGE 4 OF 4/WILLIAMS COMMUNICATIONS REPORTS SECOND QUARTER RESULTS

second quarter driven by lower orders in the early part of the year. Solutions EBITDA for the quarter was a loss of $22.3 million compared to a loss of $11 million in the first quarter, primarily due to increases of $11.1 million in bad debt reserves reflecting increased aging in receivables.

         The Strategic Investments unit's EBITDA for the quarter was a loss of $1.7 million compared to first-quarter income of $18.9 million. The reduction was due primarily to the absence in the second quarter of the first-quarter $16.5 million gain on the sale of a portion of its investment in Algar Telecom Leste S.A. (ATL) of Brazil.

         Capital expenditures for the quarter were $785 million, including $760 million related to the network build-out.

         A live webcast and replay of today's analyst conference call at 9 a.m. EDT is available at http://www.williamscommunications.com/. A telephone replay will be available one hour after the conclusion of the call. The replay call-in number is (800) 625-5288 or (303) 804-1855 for international calls. The passcode is 749785. The replay will be available through Aug. 4.

ABOUT WILLIAMS COMMUNICATIONS GROUP, INC. (NYSE:WCG)

         Williams Communications, through its subsidiaries, is North America's only exclusively carrier-focused fiber-optic network and the largest independent source of end-to-end integrated business communications solutions -- data, voice or video. Based in Tulsa, Okla., Williams Communications had revenues of $2 billion in 1999 and today has more than 10,000 employees primarily in North America, with offices in Europe and Asia and investments in South America and Australia. Approximately 85 percent of WCG stock is held by Williams (NYSE:WMB) which, in 1985, became the first energy company to harness its core competency as a builder of networks to enable competition in the communications industry. Additional information is available at www.williams.com and www.williamscommunication.com.

                                       ###

STATEMENTS MADE IN THIS PRESS RELEASE THAT STATE THE COMPANY'S OR MANAGEMENT'S INTENTIONS, BELIEFS, EXPECTATIONS, OR PREDICTIONS FOR THE FUTURE ARE FORWARD-LOOKING STATEMENTS. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO A NUMBER OF RISKS, ASSUMPTIONS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED IN SUCH FORWARD-LOOKING STATEMENTS. THESE RISKS, ASSUMPTIONS AND UNCERTAINTIES INCLUDE: THE ABILITY TO COMPLETE SYSTEMS WITHIN CURRENTLY ESTIMATED TIME FRAMES AND BUDGETS; THE COMPANY'S ABILITY TO DEPLOY SOPHISTICATED TECHNOLOGIES ON A LOCAL-TO-GLOBAL BASIS; THE COMPANY'S ABILITY TO EXPAND AND ENHANCE ITS NETWORK AND RESPOND TO CUSTOMER DEMANDS AND INDUSTRY CHANGES; THE COMPANY'S ABILITY TO ACHIEVE REVENUES FROM PRODUCTS AND SERVICES THAT ARE IN THE EARLY STAGES OF DEVELOPMENT OR OPERATION; THE COMPANY'S ABILITY TO MANAGE ITS GROWTH; THE COMPANY'S ABILITY TO RAISE FUNDS FOR OPERATIONS; COMPETITION AND PRICING PRESSURE; REGULATORY ENACTMENTS AND CHANGES IN THE UNITED STATES AND OTHER COUNTRIES; CHANGES IN BUSINESS STRATEGY; THE SUCCESSFUL INTEGRATION OF NEWLY ACQUIRED BUSINESSES; THE IMPACT OF TECHNOLOGICAL CHANGE; ADVERSE ECONOMIC OR POLITICAL EVENTS; AND OTHER RISKS REFERENCED FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING ITS REGISTRATION STATEMENT IN FORM S-1.

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